Exhibit 10.1

$1,000,000,000

ANTERO RESOURCES FINANCE CORPORATION

5.375% Senior Notes due 2021

Purchase Agreement

October 24, 2013

J.P. Morgan Securities LLC

As Representative of the
several Initial Purchasers listed
in Schedule 1 hereto

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

Ladies and Gentlemen:

Antero Resources Finance Corporation, a Delaware corporation (the “Company”) and a wholly owned subsidiary of Antero Resources Corporation, a Delaware corporation (the “Parent”), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”), $1,000,000,000 aggregate principal amount of its 5.375% Senior Notes due 2021 (the “Securities”).  The Securities will be issued pursuant to an Indenture (the “Indenture”), to be dated as of the Closing Date (as defined below), among the Company, the Parent, the other guarantors listed in Schedule 2 hereto (together with the Parent, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and will be guaranteed on an unsecured senior basis by each of the Guarantors (the “Guarantees”).  The Company and the Guarantors are referred to collectively herein as the “Antero Entities.”

The Securities will be sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from registration thereunder.  The Antero Entities have prepared a preliminary offering memorandum dated October 24, 2013 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company, the Guarantors and the Securities.  Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this purchase agreement (this “Agreement”).  The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Preliminary Offering Memorandum.  References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein and any reference to “amend,” “amendment” or “supplement” with respect to the Preliminary Offering Memorandum or the Offering Memorandum shall be deemed to refer to and include any documents filed after such date and incorporated by reference therein.

At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Antero Entities prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex A hereto.

Holders of the Securities (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Registration Rights Agreement, to be dated the Closing Date (as defined below), substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Antero Entities will agree to file one or more registration statements with the Securities and Exchange Commission (the “Commission”) providing for the registration under the Securities Act of the Securities or the Exchange Securities referred to (and as defined) in the Registration Rights Agreement.

The Antero Entities hereby confirm their agreement with the several Initial Purchasers concerning the purchase and resale of the Securities, as follows:

1.                                      Purchase and Resale of the Securities.  The Company agrees to issue and sell the Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 98.75% of the principal amount thereof plus accrued interest, if any, from November 5, 2013 to the Closing Date.  The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(a)                                 The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Information.  Each Initial Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company that:

(i)                                     it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”);

(ii)                                  it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act;

(iii)                               it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell the Securities as part of its initial offering except within the United States to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; and

(iv)                              it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of its initial offering except outside of the United States in accordance with the restrictions set forth in Annex D hereto.

(b)                                 Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the “no registration” opinions to be delivered to the Initial Purchasers pursuant to Sections

6(f) and 6(g), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (a) above (including Annex D hereto), and each Initial Purchaser hereby consents to such reliance.

(c)                                  The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.

(d)                                 The Antero Entities acknowledge and agree that each Initial Purchaser is acting solely in the capacity of an arm’s length contractual counterparty to the Antero Entities with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or fiduciary to, or an agent of, the Antero Entities or any other person.  Additionally, neither the Representative nor any other Initial Purchaser is advising the Company, the Guarantors or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Antero Entities shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representative nor any other Initial Purchaser shall have any responsibility or liability to the Company or the Guarantors with respect thereto.  Any review by the Representative or any Initial Purchaser of the Company, the Guarantors and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representative or such Initial Purchaser, as the case may be, and shall not be on behalf of the Company, the Guarantors or any other person.

2.                                      Payment and Delivery.  Payment for and delivery of the Securities will be made at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002 at 10:00 A.M., New York City time, on November 5, 2013, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representative and the Company may agree upon in writing.  The time and date of such payment and delivery is referred to herein as the “Closing Date.”

(a)                                 Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representative against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of the Initial Purchasers, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company.

3.                                      Representations and Warranties of the Antero Entities.  The Antero Entities jointly and severally represent and warrant to each Initial Purchaser that:

(a)                                 Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum.  The Preliminary Offering Memorandum, as of its date, did not, the Time of Sale Information, at the Time of Sale, did not, and at the Closing Date, will not, and the Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Securities and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Antero Entities make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum, which information is specified in the last sentence of Section 7(b).

(b)                                 Additional Written Communications.  The Antero Entities (including their agents and representatives, other than the Initial Purchasers in their capacity as such) have not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Antero Entities or their agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information and (iv) any electronic road show or other written communications, in each case used in accordance with Section 4(c).  Each such Issuer Written Communication, when taken together with the Time of Sale Information at the Time of Sale, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Antero Entities make no representation and warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in any Issuer Written Communication, which information is specified in the last sentence of Section 7(b).

(c)                                  Incorporated Documents.  The documents incorporated by reference in each of the Time of Sale Information and the Offering Memorandum, when filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder, as applicable, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)                                 Financial Statements.  The financial statements and the related notes and supporting schedules thereto included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum present fairly the consolidated financial position of the Parent and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles accepted in the United States applied on a consistent basis throughout the periods covered thereby, except to the extent disclosed therein.  The other financial information included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum has been derived from the accounting records of the Parent and its subsidiaries and presents fairly in all material respects the information shown thereby.  The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(e)                                  No Material Adverse Change.  Since the date of the most recent financial statements included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum (i) there has not been any change in the capital stock or long-term debt of the Parent or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Parent or any of its subsidiaries on any class of equity interests, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position or results of operations of the Parent and its subsidiaries taken as a whole; (ii) neither the Parent nor any of its subsidiaries has entered into any transaction or agreement that is material to the Parent and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Parent and its subsidiaries taken as a whole; (iii) neither the Parent nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority; and (iv) neither the Parent nor any of its subsidiaries has issued or granted any securities, except in each case as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum.

(f)                                   Organization and Good Standing.  The Parent and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, (A) have a material adverse effect on the business, properties, management, financial position or results of operations of the Parent and its subsidiaries taken as a whole or (B) materially impair the ability of the Antero Entities to perform their respective obligations under the Transaction Documents (as defined below) (a “Material Adverse Effect”).  The Parent does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule 3 to this Agreement.

(g)                                  Capitalization.  The Parent has an authorized capitalization as set forth in each of the Time of Sale Information and the Offering Memorandum under the heading “Capitalization”; and all of the outstanding shares of capital stock or other equity interests of each subsidiary of the Parent have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Parent, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party (“Liens”), except as described in each of the Time of Sale Information and the Offering Memorandum.

(h)                                 Due Authorization.  Each of the Antero Entities has or had, as applicable, full right, power and authority to execute and deliver, as applicable, this Agreement, the Securities, the Indenture (including each Guarantee of each of the Guarantors set forth therein), the Exchange Securities (including the related Guarantees), and the Registration Rights Agreement (collectively, the “Transaction Documents”) and to perform their respective obligations hereunder and thereunder.

(i)                                     The Indenture.  The Indenture has been duly authorized by each of the Antero Entities and, when duly executed and delivered, will constitute a valid and legally binding agreement of each of the Antero Entities enforceable against each of the Antero Entities in accordance with its terms, except as enforceability may be limited (A) by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity) relating to enforceability and (B) by public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (collectively, the “Enforceability Exceptions”).

(j)                                    The Securities and the Guarantees.  The Securities have been duly authorized for issuance and sale by the Company pursuant to this Agreement and the Indenture and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized for issuance by each of the Guarantors pursuant to this Agreement and the Indenture and, when the Securities have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(k)                                 The Exchange Securities.  On the Closing Date, the Exchange Securities (including the related Guarantees) will have been duly authorized for issuance by each of the Antero Entities and, when duly executed, authenticated, issued and delivered as contemplated by the Registration Rights Agreement, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, as issuer, and each of the Guarantors, as guarantor, enforceable against each of the Antero Entities in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(l)                                     Purchase and Registration Rights Agreements.  This Agreement has been duly authorized, executed and delivered by each of the Antero Entities; and the Registration Rights Agreement has been duly authorized by each of the Antero Entities and on the Closing Date will be duly executed and delivered by each of the Antero Entities and, when duly executed and delivered in accordance with its terms by each of the parties thereto, the Registration Rights Agreement will constitute a valid and legally binding agreement of each of the Antero Entities enforceable against each of the Antero Entities in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(m)                             Descriptions of the Transaction Documents.  Each Transaction Document conforms in all material respects to the description thereof contained in each of the Time of Sale Information and the Offering Memorandum.

(n)                                 No Violation or Default.  Neither the Parent nor any of its subsidiaries is (i) in violation of its charter or bylaws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries is bound or to which any of the property or assets of the Parent or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(o)                                 No Conflicts.  The execution, delivery and performance by each of the Antero Entities of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities (including the related Guarantees) and compliance by each of the Antero Entities with the terms thereof, the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in each of the Time of Sale Information and the Offering Memorandum and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of the Parent or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries is bound or to which any of the property, right or assets of the Parent or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or bylaws or similar organizational documents of the Parent or any of its subsidiaries or (iii) result in any violation of any law or statute or any judgment, order, decree, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

(p)                                 No Consents.  No consent, approval, authorization or order of, or filing, registration or qualification (“consent”) of or with any court or arbitrator or governmental or regulatory authority is required for (i) the execution, delivery and performance by each of the Antero Entities of each of the Transaction Documents to which each is a party, (ii) the issuance and sale of the Securities (including the related Guarantees) and compliance by each of the Antero Entities with the terms thereof, (iii) the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in each of the Time of Sale Information and the Offering Memorandum, and (iv) the consummation of the transactions contemplated by the Transaction Documents, except (A) such as have been, or prior to the Closing Date, will be, obtained or made, (B) for such consents as may be required (1) under applicable state securities laws in connection with the purchase and resale of the Securities by the Initial Purchasers and (2) with respect to the Exchange Securities (including the related Guarantees), under the Securities Act, the Trust Indenture Act of 1939, as amended, and applicable state securities laws as contemplated by the Registration Rights Agreement and (C) for such consents which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

(q)                                 Legal Proceedings.  Except as described in each of the Time of Sale Information and the Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Parent or any of its subsidiaries is or may be a party or to which any property, right or asset of the Parent or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Parent or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Antero Entities, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or by others.

(r)                                    Independent Accountants.  KPMG LLP, which has certified certain financial statements of the Parent and its subsidiaries, is an independent public accounting firm with respect to the Parent and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(s)                                   Reserve Data.  The oil and natural gas reserve estimates of the Parent and its subsidiaries as of June 30, 2013 and as of December 31, 2010, 2011 and 2012 contained or incorporated by reference in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum are derived from reports that have been audited (or, in the case of the estimates as of December 31, 2010, prepared) by either (a) DeGolyer and MacNaughton or (b) Ryder Scott Company, L.P., as set forth and to the extent indicated therein; and such estimates fairly reflect, in all material respects, the oil and natural gas reserves of the Parent and its subsidiaries, at the dates indicated therein and are in accordance, in all material respects, with Commission rules and guidelines that are currently in effect for oil and gas producing companies applied on a consistent basis throughout the periods covered.

(t)                                    Independent Petroleum Engineers.  Each of DeGolyer and MacNaughton and Ryder Scott Company, L.P. have represented to the Parent that they are, and the Parent believes them to be, independent petroleum engineers with respect to the Parent and its subsidiaries for the periods set forth in the Time of Sale Information and the Offering Memorandum.

(u)                                 Title to Real and Personal Property.  The Parent and its subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of real property and personal property that are material to the respective businesses of the Parent and its subsidiaries, in each case free and clear of all Liens except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Parent and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v)                                 Title to Intellectual Property.  The Parent and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(w)                               No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Parent or any of its subsidiaries, on the one hand, and the directors, officers, stockholders or other affiliates of the Parent or any of its subsidiaries, on the other hand, that would be required by the Securities Act to be described in a registration statement on Form S-1 to be filed with the Commission and that is not so described in each of the Time of Sale Information and the Offering Memorandum.

(x)                                 Investment Company Act.  Neither the Parent nor any of its subsidiaries is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each of the Time of Sale Information and the Offering Memorandum none of them will be, (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”) or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

(y)                                 Taxes.  The Parent and its subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum or as would not, individually or in the aggregate, have a Material Adverse Effect, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Parent or any of its subsidiaries or any of their respective properties or assets.

(z)                                  Licenses and Permits.  The Parent and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities (“Permits”) that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in each of the Time of Sale Information and the Offering Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in each of the Time of Sale Information and the Offering Memorandum, neither the Parent nor any of its subsidiaries has received notice of any revocation or modification of any such Permit or has any reason to believe that any such Permit will not be renewed in the ordinary course.

(aa)                          No Labor Disputes.  No labor disturbance by or dispute with employees of the Parent or any of its subsidiaries exists or, to the knowledge of the Parent, is contemplated or threatened, and the Parent is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Parent’s or any of its subsidiaries’ contractors, except as could not be reasonably expected to have a Material Adverse Effect.

(bb)                          Compliance With Environmental Laws.  Except as described in each of the Time of Sale Information and the Offering Memorandum: (i) the Parent and its subsidiaries (x) are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety (to the extent such human health or safety protection is related to exposure to hazardous or toxic substances or wastes, pollutants or contaminants), the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received any written notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Parent or its subsidiaries, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) there are no proceedings that are pending or, to the knowledge of the Antero Entities, threatened against the Parent or any of its subsidiaries under any Environmental Laws in which a governmental authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed.

(cc)                            Compliance With ERISA.  Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption, and transactions which, individually or in the aggregate, would not have a Material Adverse Effect, and no such plan is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA; and neither the Company nor any of its subsidiaries has any reasonable expectation of incurring any liabilities under Title IV of ERISA.

(dd)                          Disclosure Controls.  The Parent and its subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Parent and its subsidiaries in reports that the Parent files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Parent’s management, including its principal executive officer(s) and principal financial officer(s), as appropriate to allow timely decisions regarding required disclosure to be made.  The Parent and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 15d-15(b) of the Exchange Act.

(ee)                            Accounting Controls.  The Parent and its subsidiaries maintain systems of “internal control over financial reporting” (as such term is defined in Rule 15d-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed by, or under the supervision of, the Parent’s principal executive officer(s) and principal financial officer(s), to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Parent’s consolidated financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum is prepared in accordance with the Commission’s rules and guidelines applicable thereto.  As of the date of the most recent balance sheet of the Parent and its consolidated subsidiaries reviewed or audited by KPMG LLP, there were no material weaknesses or significant deficiencies in the Parent’s internal controls.

(ff)                              Insurance.  The Parent and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in reasonable amounts and insures against such losses and risks as are reasonably adequate to protect the Parent and its subsidiaries and their respective businesses; and neither the Parent nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(gg)                            No Unlawful Payments.  Neither the Parent nor any of its subsidiaries nor, to the knowledge of each of the Antero Entities, any director, officer, agent, employee or other person associated with or acting on behalf of the Parent or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(hh)                          Compliance with Money Laundering Laws.  The operations of the Parent and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

(ii)                                  OFAC.  None of the Parent, any of its subsidiaries or, to the knowledge of the Parent, any director, officer, agent, employee or affiliate of the Parent or any of its subsidiaries is currently the subject or the target of any sanctions (“Sanctions”) administered or enforced by the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and none of the Antero Entities will directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions.

(jj)                                Solvency.  On and immediately after the Closing Date, the Parent and its subsidiaries (after giving effect to the issuance of the Securities and the other transactions related thereto as described in each of the Time of Sale Information and the Offering Memorandum) will be Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Parent and its subsidiaries are not less than the total amount required to pay the liabilities of the Parent and its subsidiaries on their total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Parent and its subsidiaries are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Securities as contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, the Parent and its subsidiaries are not incurring debts or liabilities beyond their ability to pay as such debts and liabilities mature; and (iv) the Parent and its subsidiaries are not a defendant in any civil action that would result in a judgment that the Parent and its subsidiaries are or would become unable to satisfy.

(kk)                          No Restrictions on Subsidiaries.  Except as disclosed in the Time of Sale Information and the Offering Memorandum, no subsidiary of the Parent is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Parent, from making any other distribution on such subsidiary’s capital stock, from repaying to the Parent any loans or advances to such subsidiary from the Parent or from transferring any of such subsidiary’s properties or assets to the Parent or any other subsidiary of the Parent.

(ll)                                  No Broker’s Fees.  Neither the Parent nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(mm)                  Rule 144A Eligibility.  On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(nn)                          No Integration.  Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission.

(oo)                          No General Solicitation or Directed Selling Efforts.  None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.

(pp)                          Securities Law Exemptions.  Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) (including Annex D hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(qq)                          No Stabilization.  Neither the Company nor any of the Guarantors has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(rr)                                Statistical and Market Data.  Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.

(ss)                              Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith applicable to the Company, including Section 402 related to loans and Sections 302 and 906 related to certifications.

Any certificate signed by any officer of an Antero Entity and delivered to the Representatives or counsel for the Initial Purchasers in connection with this Agreement or the consummation of the transactions contemplated hereby shall be deemed a representation and warranty by such Antero Entity, as to matters covered thereby, to each Initial Purchaser.

4.                                      Further Agreements of the Antero Entities.  Each of the Antero Entities jointly and severally covenants and agrees with each Initial Purchaser that:

(a)                                 Delivery of Copies.  The Company will deliver, without charge, to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Representative may reasonably request.

(b)                                 Offering Memorandum, Amendments or Supplements.  Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representative reasonably objects.

(c)                                  Additional Written Communications.  Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Antero Entities will furnish to the Representative and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Representative reasonably objects.

(d)                                 Notice to the Representative.  The Company will advise the Representative promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e)                                  Time of Sale Information.  If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in the light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.

(f)                                   Ongoing Compliance of the Offering Memorandum.  If at any time prior to the completion of the initial offering of the Securities (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will as soon as practicable notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law.

(g)                                  Blue Sky Compliance.  The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that neither the Company nor any of the Guarantors shall be required to (i) qualify as a foreign corporation, limited partnership, limited liability company or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h)                                 Clear Market.  During the period from the date hereof through and including the date that is 60 days after the date hereof, each of the Antero Entities will not, without the prior written consent of the Representative, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or any of the Guarantors and having a tenor of more than one year.

(i)                                     Use of Proceeds.  The Company will apply the net proceeds from the sale of the Securities as described in each of the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds.”

(j)                                    Supplying Information.  While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, each of the Antero Entities will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(k)                                 DTC.  The Company will assist the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through DTC.

(l)                                     No Resales by the Company.  The Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(m)                             No Integration.  Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(n)                                 No General Solicitation or Directed Selling Efforts.  None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D without the prior written consent of the Representative or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

(o)                                 No Stabilization.  Neither the Company nor any of the Guarantors will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

5.                                      Certain Agreements of the Initial Purchasers.  Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains either (A) no “issuer information” (as defined in Rule 433(h)(2)

under the Securities Act) or (B) “issuer information” that was included (including through incorporation by reference) in the Time of Sale Information or the Offering Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Time of Sale Information or the Offering Memorandum.

6.                                      Conditions of Initial Purchasers’ Obligations.  The obligation of each Initial Purchaser to purchase Securities on the Closing Date as provided herein is subject to the performance by each of the Antero Entities of their respective covenants and other obligations hereunder and to the following additional conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Antero Entities contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company, the Guarantors and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(b)                                 No Downgrade.  Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock issued or guaranteed by the Parent or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined under Section 3(a)(62) under the Exchange Act; and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities or preferred stock issued or guaranteed by the Parent or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(c)                                  No Material Adverse Change.  No event or condition of a type described in Section 3(e) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto), the effect of which, in the judgment of the Representative, makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

(d)                                 Officer’s Certificate.  The Representative shall have received on and as of the Closing Date a certificate of an executive officer of the Company and of each Guarantor who has specific knowledge of the Company’s or such Guarantor’s financial matters and is satisfactory to the Representative (i) confirming that such officer has carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the knowledge of such officer, the representations set forth in Sections 3(a) and 3(b) hereof are true and correct, (ii) confirming that the other representations and warranties of the Antero Entities in this Agreement are true and correct and that the Antero Entities have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraphs (b) and (c) above.

(e)                                  Comfort Letters.  On the date of this Agreement and on the Closing Date, KPMG LLP shall have furnished to the Representative, at the request of the Parent, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(f)                                   Opinion and 10b-5 Statement of Counsel for the Antero Entities.  Vinson & Elkins L.L.P., counsel for the Antero Entities, shall have furnished to the Representative, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex C hereto.

(g)                                  Opinion and 10b-5 Statement of Counsel for the Initial Purchasers.  The Representative shall have received on and as of the Closing Date an opinion and 10b-5 statement of Latham & Watkins LLP, counsel for the Initial Purchasers, with respect to such matters as the Representative may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(h)                                 Reserve Letters.  On the date of this Agreement and on the Closing Date, as the case may be, each of DeGolyer and MacNaughton and Ryder Scott Company, L.P. shall have furnished to the Representative, at the request of the Parent, reserve report confirmation letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, containing statements and information of the type customarily included in such letters to underwriters with respect to the reserve and other operational information contained in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum.

(i)                                     No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees.

(j)                                    Registration Rights Agreement.  The Initial Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of each of the Antero Entities.

(k)                                 DTC.  The Securities shall be eligible for clearance and settlement through DTC.

(l)                                     Indenture and Securities.  The Indenture shall have been duly executed and delivered by a duly authorized officer of the Company, each of the Guarantors and the Trustee, and the Global Note shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

(m)                             CFO’s Certificate.  At the time of execution of this Agreement, the Representative shall have received from the chief financial officer of the Parent a certificate, in form and substance reasonably satisfactory to the Representative (the “Initial CFO Certificate”), containing statements with respect to certain financial information included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum.  At the Closing Date, the Representative shall have received from the chief financial officer of the Parent a certificate (the “Bring-Down CFO Certificate”) (i) stating, as of the date of the Bring-Down CFO Certificate (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than three days prior to the date of the Bring-Down CFO Certificate), the conclusions and findings of the chief financial officer with respect to the financial information and other matters covered by the Initial CFO Certificate and (ii) confirming in all material respects the conclusions and findings set forth in the Initial CFO Certificate.

(n)                                 Additional Documents.  On or prior to the Closing Date, the Antero Entities shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7.                                      Indemnification and Contribution.

(a)                                 Indemnification of the Initial Purchasers.  Each of the Antero Entities jointly and severally agree to indemnify and hold harmless each Initial Purchaser, its affiliates, selling agents, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use therein.

(b)                                 Indemnification of the Antero Entities.  Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless each of the Antero Entities, each of their respective directors and officers and each person, if any, who controls any of the Antero Entities within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following: the second and third sentences of the third paragraph and the paragraph regarding overallotment, stabilization transactions and syndicate covering transactions under the caption “Plan of Distribution” in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum.

(c)                                  Notice and Procedures.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above.  If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred.  Any such separate firm for any Initial Purchaser, its affiliates, selling agents, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by J.P. Morgan Securities LLC and any such separate firm for the Antero Entities, their respective directors and officers and any control persons of the Antero Entities shall be designated in writing by the Company.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)                                 Contribution.  If the indemnification provided for in paragraph (a) or (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Antero Entities on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Antero Entities on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Antero Entities on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities.

The relative fault of the Antero Entities on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or any Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)                                  Limitation on Liability.  The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim.  Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f)                                   Non-Exclusive Remedies.  The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8.                                      Termination.  This Agreement may be terminated in the absolute discretion of the Representative, by notice to the Company, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company or any of the Guarantors shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representative, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

9.                                      Defaulting Initial Purchaser.  If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement.  If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms.  If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes.  As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.

(a)                                 If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(b)                                 If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers.  Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Company or the Guarantors, except that each of the Antero Entities will continue to be liable for the payment of expenses as set forth in Section 10 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(c)                                  Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Antero Entities or any non-defaulting Initial Purchaser for damages caused by its default.

10.                               Payment of Expenses.  Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, each of the Antero Entities jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s and the Guarantors’ counsel, independent accountants and independent reserve engineers; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representative may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the approval of the Securities for book-entry transfer by DTC; and (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors.

(a)                                 If (i) this Agreement is terminated pursuant to Section 8(ii), (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers

decline to purchase the Securities for any other reason permitted under this Agreement, each of the Antero Entities jointly and severally agree to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

11.                               Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Initial Purchaser referred to in Section 7 hereof.  Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

12.                               Survival.  The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company, the Guarantors or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company, the Guarantors or the Initial Purchasers.

13.                               Certain Defined Terms.  For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (d) the term “written communication” has the meaning set forth in Rule 405 under the Securities Act.

14.                               Compliance with USA Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

15.                               Miscellaneous.  Authority of the Representative.  Any action by the Initial Purchasers hereunder may be taken by J.P. Morgan Securities LLC on behalf of the Initial Purchasers, and any such action taken by J.P. Morgan Securities LLC shall be binding upon the Initial Purchasers.

(a)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.  Notices to the Initial Purchasers shall be given to the Representative c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (917)-456-3534); Attention: Catherine O’Donnell, with a copy (which shall not constitute notice) to: Ryan J. Maierson, Esq., Latham & Watkins LLP, 811 Main Street, Houston, Texas 77002 (fax: (713) 546-5401).  Notices to the Antero Entities shall be given to them at 1625 17 Street, Denver, Colorado 80202, (fax: (303) 357-7299); Attention: Glen C. Warren, Jr., with a copy (which shall not constitute notice) to: William Matthew Strock, Esq., Vinson & Elkins, L.L.P., First City Tower, 1001 Fannin Street, Suite 2500, Houston, TX 77002-6760, (fax: (713) 615-5650).

(b)                                 Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c)                                  Counterparts.  This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(d)                                 Amendments or Waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(e)                                  Headings.  The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

ANTERO RESOURCES FINANCE CORPORATION

By	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer and Regional Vice President

Guarantors:

ANTERO RESOURCES CORPORATION

By	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer and Regional Vice President

ANTERO RESOURCES BLUESTONE LLC

By	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer and Regional Vice President

ANTERO RESOURCES MIDSTREAM LLC

By	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer and Regional Vice President

Accepted: October 24, 2013

J.P. MORGAN SECURITIES LLC

For itself and on behalf of the
several Initial Purchasers listed
in Schedule 1 hereto.

By	/s/ Catherine O’Donnell
Authorized Signatory
Catherine O’Donnell

Schedule 1

Initial Purchaser	Principal Amount
J.P. Morgan Securities LLC	$360,000,000
Wells Fargo Securities, LLC	140,000,000
Barclays Capital Inc.	90,000,000
Capital One Securities, Inc.	90,000,000
Credit Agricole Securities (USA) Inc.	90,000,000
BMO Capital Markets Corp.	35,000,000
Citigroup Global Markets Inc.	35,000,000
Credit Suisse Securities (USA) LLC	35,000,000
Mitsubishi UFJ Securities (USA), Inc.	35,000,000
Comerica Securities, Inc.	17,500,000
TD Securities (USA) LLC	17,500,000
U.S. Bancorp Investments, Inc.	17,500,000
BB&T Capital Markets, a division of BB&T Securities, LLC	12,500,000
Fifth Third Securities, Inc.	12,500,000
KeyBanc Capital Markets Inc.	12,500,000
Total	$1,000,000,000

Schedule 2

Guarantors (Other than the Parent)

Antero Resources Bluestone LLC

Antero Resources Midstream LLC

Schedule 3

Subsidiaries of the Parent

Entity Name	Jurisdiction of Incorporation or Formation
Antero Resources Finance Corporation	Delaware
Antero Resources Bluestone LLC	Delaware
Antero Resources Midstream LLC	Delaware

ANNEX A

a.                                      Additional Time of Sale Information

1.                                      Term sheet containing the terms of the Securities, substantially in the form of Annex B.

A-1

ANNEX B

Pricing Term Sheet dated October 24, 2013

to Preliminary Offering Memorandum dated October 24, 2013

Strictly Confidential

Antero Resources Finance Corporation

5.375% Senior Notes due 2021

Pricing Term Sheet

October 24, 2013

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The notes may not be offered or sold in the United States or to U.S. persons except to qualified institutional buyers in reliance on Rule 144A. You are hereby notified that sellers of the notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Any sales of the notes outside the United States may only be made in accordance with applicable selling restrictions.

The information in this term sheet supplements Antero Resources Finance Corporation’s preliminary offering memorandum dated October 24, 2013 (the “Preliminary Offering Memorandum”) and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. This pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum.

Issuer:	Antero Resources Finance Corporation

Size:	$1,000,000,000

Gross Proceeds:	$1,000,000,000

Form of Offering:	144A/Reg S with Registration Rights as set forth in the Preliminary Offering Memorandum

Maturity:	November 1, 2021

Coupon:	5.375%

Price:	100% of face amount plus accrued interest, if any, from November 5, 2013

Spread to Treasury:	+319 basis points

Benchmark Treasury:	UST 2% due November 15, 2021

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2014

Record Dates:	April 15 and October 15

Redemption Provisions:

First Call Date:	November 1, 2016

Make-Whole Call:	Before the first call date at redemption price equal to 100.0% of the principal amount thereof, plus the

“Applicable Premium” as described in the Preliminary Offering Memorandum, plus accrued and unpaid interest, if any, to the date of redemption then on or after the following dates at the following redemption prices:

November 1, 2016: 104.031% November 1, 2017: 102.688% November 1, 2018: 101.344% November 1, 2019: 100.000%

Redemption with Proceeds of Equity Offering:	On or prior to November 1, 2016, up to 35% may be redeemed at 105.375%

Change of Control:	Prior to May 1, 2015, call at 110% of principal plus accrued interest Put at 101% of principal plus accrued interest

Trade Date:	October 24, 2013

Settlement:	T+8; November 5, 2013

Denominations:	$2,000 and integral multiples of $1,000

CUSIP/ISIN:	144A: 03674P AK9 / US03674PAK93 Regulation S: U00188 AD1 / USU00188AD10

Ratings:	Moody’s: B1(1) S&P: BB-(1)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC Barclays Capital Inc. Capital One Securities, Inc. Credit Agricole Securities (USA) Inc.

Senior Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	Comerica Securities, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC Fifth Third Securities, Inc. KeyBanc Capital Markets Inc.

(1) Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Additional Information:

The information under the captions “Summary,” “Use of Proceeds” and “Capitalization” in the Preliminary Offering Memorandum and each other location where it appears in the Preliminary Offering Memorandum is hereby replaced in its entirety with the following information:

Summary

As of June 30, 2013, after giving effect to our initial public offering, this offering, the application of the net proceeds therefrom and the other transactions described under “Capitalization,” we expect to have approximately $1.8 billion in total indebtedness and approximately $1.47 billion of available borrowing capacity under our credit facility (after deducting $32 million of outstanding letters of credit).

Initial Public Offering

On October 16, 2013, Antero Resources Corporation completed its initial public offering of 41,083,750 shares of its common stock, including the exercise in full by the underwriters of their options to purchase an additional 3,409,091 shares of common stock from the selling stockholder and an additional 1,949,659 shares of common stock from us. Net proceeds received by us from the sale of 37,674,659 shares of common stock were approximately $1.58 billion, after deducting underwriting discounts. We used the net proceeds to temporarily repay borrowings under our credit facility, pending using a portion of such net proceeds to fund the potential redemption of our 2019 notes described below. Pursuant to the terms of a corporate reorganization that was completed immediately prior to the closing of Antero Resources Corporation’s initial public offering, Antero Resources LLC merged with and into Antero Resources Corporation.

Redemption of 2017 Notes and 2019 Notes

We intend to use the net proceeds of this offering to finance the redemption of our outstanding 9.375% senior notes due 2017 (the “2017 notes”).  If this offering is consummated and we redeem our 2017 notes, we also intend to use a portion of the net proceeds from our initial public offering to redeem 35% of our outstanding 7.25% senior notes due 2019 (the “2019 notes”). This offering memorandum is not an offer to purchase the 2017 notes or the 2019 notes.

Use of Proceeds

We expect the net proceeds from this offering to be approximately $987.1 million, after deducting the initial purchasers’ discounts and our estimated expenses. We intend to use $549.6 million of the net proceeds of this offering to finance the redemption of our outstanding 2017 notes.  We intend to use the remaining net proceeds to (i) repay in full our 9.0% senior note due 2013, (ii) repay the outstanding borrowings under our credit facility and (iii) fund our drilling and development program.

As of October 16, 2013, we had approximately $50.0 million of outstanding borrowings and $32 million letters of credit outstanding under our credit facility, which matures in May 2016 and bears interest at a variable rate, which was approximately 2.1% as of June 30, 2013. The borrowings to be repaid were incurred primarily for our drilling and development program and for general corporate purposes. We may at any time reborrow amounts repaid under the credit facility.

As of October 16, 2013, we had $25.0 million of outstanding borrowings under our 9.0% senior note due 2013, which matures December 1, 2013 and bears interest at 9.0%. We assumed the unsecured note in the Bluestone Energy Partners business acquisition consummated on December 1, 2010.

Affiliates of certain of the initial purchasers of the notes may own some of the 2017 notes and, if so, would receive a portion of the net proceeds of this offering. In addition, affiliates of certain of the initial purchasers are lenders under our credit facility and, accordingly, will receive a portion of the net proceeds of this offering.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013:

•                  on an actual basis;

•                  on an as adjusted basis to give effect to our initial public offering and the corporate reorganization completed contemporaneously therewith and the application of the net proceeds therefrom, including the use of a portion of the proceeds to fund the redemption of a portion of our outstanding 2019 notes; and

•                  on an as further adjusted basis for the issuance of the notes offered hereby and the application of estimated net proceeds therefrom as described in “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” and our historical audited and unaudited consolidated financial statements and the accompanying notes incorporated by reference into the Preliminary Offering Memorandum.

	As of June 30, 2013
	Actual	As adjusted(1)	As further adjusted(1)
	(in thousands)
Cash and cash equivalents(2)	$10,867	$478,806	$819,294

Indebtedness:
Senior secured revolving credit facility	960,000	—	—
9.375% senior notes due 2017	525,000	525,000	—
7.25% senior notes due 2019	400,000	260,000	260,000
6.0% senior notes due 2020	525,000	525,000	525,000
5.375% senior notes due 2021	—	—	1,000,000
9.0% senior note due 2013	25,000	25,000	—
Net unamortized premium	8,217	8,217	6,350
Total indebtedness	2,443,217	1,343,217	1,791,350

Equity:
Members’ equity	1,460,947	—	—
Common stock, $1.00 par value (actual); $0.01 par value (as adjusted); 1,000,000,000 shares authorized (as adjusted); 262,049,659 shares outstanding (as adjusted)	—	2,620	2,620
Preferred stock; $0.01 par value; 50,000,000 shares authorized (as adjusted); no shares issued and outstanding (as adjusted)	—	—	—
Additional paid in capital(3)	—	3,333,416	3,333,416
Accumulated earnings(3)(4)	295,986	(8,620)	(27,809)
Total equity	1,756,933	3,327,416	3,308,227
Total capitalization	$4,200,150	$4,670,633	$5,099,577

(1)  Upon closing of our initial public offering on October 16, 2013 and the application of the net proceeds therefrom, we had $4.0 million of cash and cash equivalents and $50.0 million of borrowings and $32.0 million of letters of credit outstanding under our credit facility.

(2)  Does not give effect to the payment of approximately $24.6 million of accrued but unpaid interest as of December 1, 2013 on the 2017 notes payable in connection with the proposed redemption of the 2017 notes, which we expect to fund with the net proceeds of this offering, or the payment of approximately $9.7 million of accrued but unpaid interest as of December 1, 2013 on the 2019 notes payable in connection with the proposed redemption of 35% of the 2019 notes, which we expect to fund with the net proceeds of the initial public offering.

(3)  In connection with the corporate reorganization described in the IPO Registration Statement, we expect to recognize non-cash stock compensation expense of approximately $297.0 million. In addition, approximately $217.0 million of stock compensation expense will be amortized over the remaining service period. The stock compensation expense recognized in the statement of operations will be offset by a capital contribution from Antero Investment; therefore, the stock compensation charge will have no effect on total equity. The estimated stock compensation charge that we will recognize at the time of the offering is reflected in the as adjusted and as further adjusted amounts.

(4)  Reflects adjustments for after-tax charges of approximately $27.0 million, including the write off of approximately $5.0 million of net unamortized costs associated with the issuance of the 2017 notes and the 2019 notes and redemption premiums of approximately $22.0 million associated with the anticipated redemption of the 2017 notes and the 2019 notes.

ANNEX C

Form of Opinion of Vinson & Elkins L.L.P.

[provided separately]

C-1

ANNEX D

Restrictions on Offers and Sales Outside the United States

In connection with offers and sales of Securities outside the United States:

(a)    Each Initial Purchaser acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

(b)    Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i)    Such Initial Purchaser has offered and sold the Securities, and will offer and sell the Securities, (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only in accordance with Regulation S under the Securities Act (“Regulation S”) or Rule 144A or any other available exemption from registration under the Securities Act.

(ii)    None of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(iii)    At or prior to the confirmation of sale of any Securities sold in reliance on Regulation S, such Initial Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

(iv)    Such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

Terms used in paragraph (a) and this paragraph (b) and not otherwise defined in this Agreement have the meanings given to them by Regulation S.

(c)    Each Initial Purchaser acknowledges that no action has been or will be taken by the Company that would permit a public offering of the Securities, or possession or distribution of any of the Time of Sale Information, the Offering Memorandum, any Issuer Written Communication or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required.

D-1

(d)    Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that it:

(i)     has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors; and

(ii)    has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

D-2

EXHIBIT A

Form of Registration Rights Agreement

[provided separately]

Ex-A-1